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                                                                    Exhibit 11.1

                                 CODE OF ETHICS

INTRODUCTION

      This code of ethics of Siliconware Precision Industries Co., Ltd. ("SPIL") applies to SPIL's employees (including officers) and directors. The purpose of this code of ethics is to deter wrongdoing and to promote:

      - Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      - Full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by SPIL;

      - Compliance with applicable governmental laws, rules, and regulations;

      - Prompt internal reporting of code of ethics violations to the appropriate persons identified in this code of ethics;

      -     Accountability for adherence to this code of ethics.

HONEST AND ETHICAL CONDUCT

      SPIL's employees and directors shall act and perform their duties ethically and honestly. Honest conduct refers to conduct that is free from fraud or deception. Ethical conduct refers to conduct that conforms to accepted professional standards of conduct, including the unbiased handling of actual or apparent conflicts of interest between personal and professional relationships.

AVOIDING PERSONAL CONFLICTS OF INTEREST

      Personal "conflicts of interest" exist any time employees or directors face a choice between their personal interests (financial or otherwise) and the interests of SPIL. Conflicts of interest may call into question SPIL's integrity. It is therefore crucial that service to the company not be subordinated to personal gain and advantage and that all employees and directors be accountable for acting in the SPIL's best interest and for avoiding even the appearance of a conflict.

      Any individual in a position where his or her objectivity may be questioned because of an individual interest or family or personal relationship (including if a member of an individual's immediate family or household works for a company which is itself in direct competition with SPIL) should notify his or her immediate supervisor, or SPIL's audit unit. Similarly, any individual aware of a material transaction or relationship that could reasonably be expected to give rise to a personal conflict of interest should discuss the matter promptly with SPIL's audit unit.

      Potential conflicts of interest involving an executive officer or a director will be reviewed directly by SPIL's board of directors. Potential conflicts involving an employee of SPIL, other than an executive officer, will be reviewed in accordance with SPIL's regulations.

      In certain limited cases, activities giving rise to potential conflicts of interest may be permitted if they are determined not to be harmful to SPIL. Any such determination will be made by the board in the case of executive officers or directors, and in accordance with the company's employee handbook in the case of other employees.

CORPORATE OPPORTUNITIES

      Employees and directors have a duty to SPIL to advance its legitimate interests whenever the opportunity arises. Individuals should not take for themselves personally, or for their friends or family, opportunities that are
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discovered through the use of SPIL's property, information or position (other than those received in the ordinary course of doing business and approved by
SPIL). Furthermore, all individuals are prohibited from competing with SPIL unless such competition is disclosed to SPIL's authority unit and approved in writing.

FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE

      It is crucial that all books of account, financial statements and records of SPIL reflect the underlying transactions and any disposition of assets in a full, fair, accurate and timely manner. All employees and directors who are involved in SPIL's disclosure process are required to know and understand the disclosure requirements applicable to SPIL that are within the scope of their responsibilities, and must endeavor to ensure that information in documents that SPIL files with or submits to the ROC Securities and Futures Commission ("ROC SFC") and the U.S. Securities and Exchange Commission ("U.S. SEC"), or otherwise disclosed to the public, is presented in a full, fair, accurate, timely and understandable manner. Additionally, each individual involved in the preparation of SPIL's financial statements must prepare those statements in accordance with Generally Accepted Accounting Principles of the ROC, consistently applied, and any other applicable accounting standards and rules so that the financial statements materially, fairly and completely reflect the business transactions and financial condition of SPIL.

      Furthermore, it is critically important that financial statements and related disclosures be free of material errors. Employees and directors are prohibited from knowingly making or causing others to make a materially misleading, incomplete or false statement to an accountant or an attorney in connection with an audit or any filing with any governmental or regulatory entity (such as the ROC SFC, The NASDAQ Stock Market, Inc. or the U.S. SEC). In that connection, no individual, or any person acting under his or her direction, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any of SPIL's auditors if he or she knows (or should know) that his or her actions, if successful, could result in rendering SPIL's financial statements materially misleading.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

      It is each individual's responsibility to know and understand the laws applicable to his or her job responsibilities (including insider trading laws), to comply with both the letter and the spirit of those laws, and to always act with the highest ethical standards of business conduct. Furthermore, individuals must avoid not only actual misconduct but also even the appearance of impropriety. In the case of any questionable conduct, they must consider how they and SPIL would be perceived if the conduct were publicized. Each individual should consult with his or her immediate supervisor, or SPIL's general counsel with any questions concerning any legal or ethical requirements.

REPORTING VIOLATIONS; PROTECTION AGAINST RETALIATION

      If an individual engages in or becomes aware of any conduct or activity that may violate this Code of Ethics or an applicable law or regulation, it is that individual's responsibility to promptly report the matter by notifying his or her immediate supervisor or SPIL's audit unit. An individual may make a report anonymously, but must in any event provide enough information to enable SPIL to properly address the matter.

      SPIL has established procedures for submitting concerns regarding accounting, internal accounting controls or auditing matters to the Board (and for submitting other concerns to the non-management directors of SPIL) prior to the establishment of the Audit Committee and to the Audit Committee after it has been established.

      No individual will be subject to retaliation of any kind (or threat of retaliation) for reporting in good faith any ethical concerns, suspected securities law violations or other suspected misconduct. Any individual who believes that he or she has been retaliated against (or threatened or harassed) in violation of this policy should immediately report the matter to his or her immediate supervisor, or SPIL's audit unit.
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ACCOUNTABILITY

      It is the responsibility of each employee and director to carefully read, understand and comply with this Code of Ethics and, as needed, to seek clarification on any point. Individuals who fail to comply with this Code of Ethics, including supervisors who fail to report wrongdoing, may be subject to disciplinary action, including the possibility of dismissal. It is important to understand that violation of certain of SPIL's policies potentially subjects SPIL and those involved to civil liability and damages, regulatory sanction, and/or criminal prosecution. Questions regarding any legal or ethical requirements should be directed to one's immediate supervisor or SPIL's authority unit.

WAIVERS AND AMENDMENTS

      SPIL may waive application of this Code of Ethics to employees or directors in certain limited situations. Any waivers of the provisions of this Code of Ethics for executive officers or directors may be granted only in exceptional circumstances by the Board. SPIL will promptly disclose to its shareholders and in SPIL's public filings, not later than SPIL's next periodic report, any such waivers granted to any of its executive officers or directors and the reason for such waiver. Amendments to this Code of Ethics must also be approved by the Board. It is each individual's responsibility to maintain familiarity with this Code of Ethics as it may be revised from time to time.

      This Code of Ethics sets forth the fundamental principles and policies that govern the employees and directors with respect to their conduct of SPIL's affairs. It is not intended to, and does not, create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity. This Code of Ethics is intended solely for the internal use by SPIL and does not in any way constitute an admission, by or on behalf of SPIL, as to any fact, circumstance or legal conclusion.